Exhibit 99.2

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5400 Fax

News Release

[Logo of Pentair]

Ronald L. Merriman, Managing Partner of Merriman Partners, Named to Pentair Board

GOLDEN VALLEY, Minn.—May 4, 2004—Pentair (NYSE: PNR) today announced it has named Ronald L. Merriman to a seat on the Pentair board of directors. Merriman, 59, is the managing partner of Merriman Partners, a professional services strategy consulting firm. Merriman, who will stand for election by shareholders at Pentair’s 2005 shareholders’ meeting, brings the number of Pentair board members to 10.

Merriman founded Merriman Partners in 2003. Previously, he served two years as managing director of O’Melveny & Myers LLP, a global law firm. From 1999 to 2000, Merriman was executive vice president of Carlson Wagonlit Travel, a global travel management firm. He served as executive vice president and member of the executive committee of Ambassadors International, a publicly traded travel services business from 1997 to 1999. From 1967 to 1997, Merriman was employed by KPMG, a global accounting and consulting firm, where he ultimately served as a vice chair of that firm and as a member of its executive management committee for seven years. Merriman earned a Bachelor’s degree in accountancy from Northern Illinois University, and is a Certified Public Accountant. He also serves on the boards of Cardio Dynamics International Corporation and Indecorp.

About	Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Technologies Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures group is a leader in the global enclosures market, serving industrial and electronic customers, and its Tools Group markets innovative products under established brand names to professionals and do-it-yourself users. Pentair’s 2003 revenues totaled $2.7 billion. The company employs 12,500 people in more than 50 locations around the world.

Contact

Pentair: Mark Cain

Tel. (763) 656-5278

E-mail: mark.cain@pentair.com